Exhibit (a)(9)

FORM OF NOTICE OF EXPIRATION OF OFFER TO EXCHANGE

ELIGIBLE OPTIONS FOR NEW OPTIONS

To:

We are pleased to announce that we have completed our Offer to Exchange Eligible Options for New Options. As a result of the Offer, we have accepted all submitted acceptances of the Offer with respect to Eligible Options covering                     shares of CA common stock and will issue New Options under the 2002 Incentive Plan, as amended and restated, with the terms and conditions set forth in the Offer documents.

As part of our acceptance process, we accepted and cancelled your Eligible Option in exchange for a New Option to acquire                      shares of our common stock.  Your New Option will be subject to the terms and conditions of the stock option grant agreement that will be provided to you.  You will also receive an amendment to the grant agreement that evidences any remaining portion of your July 20, 2000 option, which will reflect the cancellation of your Eligible Option.

The Offer Documents reflect the entire agreement between you and CA with respect to this transaction.

CA, INC.

By:

Title:

Date: